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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement No. 333-96301 of Capsule Communications, Inc. (formerly US WATS, Inc.) on Form S-3 of our report dated March 27, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern), appearing in the annual report on Form 10-K and 10-K/A of US WATS, Inc. for the year ended December 31, 1999, and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

 /s/ Deloitte & Touche LLP
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Deloitte & Touche LLP

Philadelphia, Pennsylvania
May 24, 2000